Exhibit 99.1

Subject: CNL Healthcare Properties Announces Estimated Net Asset Valuation Results

FOR BROKER-DEALER AND RIA USE ONLY.

CNL Healthcare Properties (the REIT) filed a Form 8-K on Feb. 16, 2016, to announce that its board of directors approved an estimated net asset valuation (NAV) per share of its common stock as of Dec. 31, 2015, and approved a new purchase price for shares under its Amended and Restated Distribution Reinvestment Plan (DRP).

•	The estimated NAV per share of the REIT’s common stock is $9.75[1] as of Dec. 31, 2015. The REIT’s two prior valuations were as of Sept. 30, 2014, and Sept. 30, 2013, which resulted in estimated NAVs per share of $9.52 and $9.13, respectively. The REIT anticipates that it will update and announce its estimated NAV per share at least annually.

•	The estimated NAV per share approved by the REIT’s board of directors falls within the range of values, $9.20 to $10.25, provided by CBRE Capital Advisors, Inc. (CBRE Cap), an independent investment banking firm, in its valuation report. The estimated NAV excludes any adjustments to value due to the portfolio’s size and diversification and is a snapshot in time and not indicative of value the REIT or shareholders may receive if the REIT were to list its shares or liquidate its assets, now or in the future.

•	Effective the first quarter of 2016, shares available for purchase under the REIT’s DRP will be $9.75 per share.

•	Shares accepted for redemption under the REIT’s Amended and Restated Stock Redemption Plan will be redeemed at a price that is either the estimated NAV per share, currently $9.75, or the purchase price paid per share by the shareholder, whichever is less.

•	Monthly distributions remain unchanged during the first quarter at $0.0353 per share. Effective with the first quarter distributions, the distribution rate will be expressed as a percentage of the estimated NAV per share and represents an annualized 4.34 percent of the current estimated NAV per share.[2]

•	The REIT engaged CBRE Cap to assist the REIT’s valuation committee with the preparation of the estimated NAV per share of its common stock as of Dec. 31, 2015. The board of director’s determination of the estimated NAV was in accordance with the REIT’s valuation policy and recommendations and methodologies of the Investment Program Association (IPA), a trade association for non-listed direct investment vehicles, as set forth in IPA Practice Guideline 2013-01 “Valuations of Publicly Registered Non-Traded REITs.”[3]

•	CBRE Cap developed a valuation analysis of the REIT’s investments and provided the analysis to the valuation committee along with a range of estimated net asset values, which the valuation committee determined was reasonable and made a recommendation to the board of directors to approve $9.75 as the estimated NAV per share. These figures are estimated NAVs and are based upon assumptions and discounted cash flow models derived from appraisals and are not based upon a market price achieved by shareholders. Therefore, these estimates cannot be used to calculate or infer shareholder returns. The REIT’s actual investment performance is generally unknown until a liquidity event occurs.

•	The REIT will mail a letter to shareholders on Feb. 18, 2016 describing the above referenced matters, and hold a valuation webinar on Feb. 18, 2016, at 3 p.m. ET to discuss the valuation results. Register for the webinar and dial 800-672-2065 to listen.

For additional information, please read the REIT’s Form 8-K filed Feb. 16, 2016, contact your sales representative directly or call CNL Client Services at 866-650-0650, option 2.

[1]	This valuation represents the estimated value per share as a snapshot in time and will likely change over the REIT’s life cycle. The estimated NAV per share does not necessarily represent the amount a shareholder could expect to receive if the REIT were to list its shares or liquidate its assets, now or in the future. The estimated NAV per share is only an estimate and is based on a number of assumptions and estimates that may not be correct. Many investments sell at a discount to NAV. The NAV is based on numerous assumptions with respect to industry, business, economic and regulatory conditions, all of which are subject to changes beyond the control of CBRE Cap or the REIT. Throughout the valuation process, the valuation committee, the REIT’s advisor and senior members of management reviewed, confirmed and approved the processes and methodologies and their consistency with real estate industry standards and best practices.
[2]	The amount or basis for distributions declared is determined by the REIT’s board of directors from time to time and is dependent upon several factors, including cash flow from operations and the REIT’s financial condition and is not necessarily impacted by the estimated NAV. Distributions have been and may in the future be paid by borrowings, shareholder proceeds and income.
[3]	There is no assurance that the REIT’s adherence to any of the methodologies set forth in IPA Practice Guideline 2013-01 satisfies applicable compliance or other requirements of the SEC, FINRA or under ERISA with respect to the preparation and disclosure of the REIT’s estimated NAV.

FOR BROKER-DEALER AND RIA USE ONLY.

See SEC filing or offering documents for complete details. This information is derived from the issuer’s public filings and does not replace or supersede any information provided therein.

Forward-looking statements are based on current expectations and may be identified by words such as believes, anticipates, expects, may, will, continues, could and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the REIT’s ability to control or accurately predict. The reader should not place undue reliance on forward-looking statements.